June 1, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Ms. Kimberley Carroll, Treasurer of H&Q Healthcare Investors (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Fund's Form N-SAR report for the period ending March 31, 2004. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP


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June 1, 2004

Ms. Sherry Davis, Partner
PricewaterhouseCoopers LLP
125 High Street
Boston, Massachusetts  02110

Dear Ms. Davis:

In accordance with the requirements of item 304 of Regulation S-K, please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following:

1. On May 7, 2004, you informed the Chairman of the Audit Committee of H&Q Healthcare Investors (the "Fund") that PricewaterhouseCoopers LLP would resign as independent accountants of the Fund effective upon completion of services related to agreed upon procedures with respect to the Fund's March 31, 2004 semi-annual financial statements.

2. PricewaterhouseCoopers LLP's reports on the Fund's financial statements for the years ended September 30, 2002 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

3. During the Fund's years ended September 30, 2002 and 2003, and through May 31, 2004, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years.

A copy of your letter will be filed with the Securities and Exchange Commission along with this letter as an exhibit to the Fund's next Form N-SAR (in accordance with Item 77K of Form N-SAR).

Sincerely,


Kimberley L. Carroll
Treasurer